UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2005

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11479	11-1999504

(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042
(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 23, 2005, E-Z-EM, Inc. (“E-Z-EM”) executed an Agreement for Purchase and Sale (the “Agreement”) with Kalaty Rugs, Inc. (“Kalaty”).

Under the Agreement, E-Z-EM has agreed to sell, and Kalaty has agreed to buy, E-Z-EM’s warehouse facility located at 717 Main Street, Westbury, New York, consisting of the land and all buildings, structures and all other improvements thereon (the “Property”).

The purchase price for the Property is $4,937,500, of which $150,000 was paid into escrow upon signing the Agreement, $100,000 is payable into escrow when Kalaty receives the mortgage commitment described below, and the balance of $4,687,500 is payable on the closing date.

The closing date of the acquisition is 30 days from the earlier of (i) the receipt by Kalaty of a mortgage commitment or (ii) June 16, 2005. The sale of the Property is on an “as-is” and “where-is” basis as of the closing date, except that E-Z-EM is required to either (i) expend not more than $100,000 to cure any adverse environmental condition on the Property, if such is determined to exist, or (ii) provide Kalaty with a credit of not more than $100,000 against the purchase price for the cost of such cure. The closing of the transaction is subject to (i) Kalaty’s obtaining a commitment for mortgage financing in an amount not greater than $3,703,125 on or before July 16, 2005 and (ii) E-Z-EM’s curing any objections to title to the Property other than customary permitted encumbrances.

If E-Z-EM breaches the Agreement, Kalaty may, as its sole remedy, either (i) terminate the Agreement if E-Z-EM is unable to perform its obligations thereunder or (ii) sue for specific performance if E-Z-EM is able to perform but declines to do so. If Kalaty breaches the Agreement, E-Z-EM may terminate the Agreement and retain the $150,000 down payment as liquidated damages as its sole remedy.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 25, 2005	E-Z-EM, INC. (Registrant)

By: /s/ Peter J. Graham
Peter J. Graham Senior Vice President, Chief Legal Officer - Global Human Resources and Secretary